EXHIBIT 99.1

For:	Education Management LLC
Company Contact:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management LLC Announces Amendment of
Tender Offer for the Company’s Outstanding Notes

PITTSBURGH, March 15 /PRNewswire-FirstCall/ -- Education Management LLC (the “Company”), a leading provider of post-secondary education and an indirect subsidiary of Education Management Corporation (Nasdaq:  EDMC), today announced that it has amended its previously announced cash tender offer for any and all of its outstanding 10-1/4% Senior Subordinated Notes due 2016 (CUSIP No. 28140JAD2) (the “Notes”).  The tender offer has been amended to increase each of the Late Tender Offer Consideration and Total Tender Offer Consideration applicable to the Notes to $1,100, from $1,040 and $1,070, respectively, so that the Late Tender Offer Consideration now equals the Total Tender Offer Consideration.  The table below reflects terms of the tender offer, as amended:

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration[1]	Total Tender Offer Consideration[1]
28140JAD2	10 ¼% Senior Subordinated Notes due 2016	$69,032,000	$1,100	$1,100

(1)	Per $1,000 principal amount of Notes accepted for purchase.

Except as described in this press release, the terms of the tender offer remain the same.  Holders that have previously validly tendered Notes do not need to re-tender their Notes or take any other action in response to this amendment of the tender offer to receive the amended Late Tender Offer Consideration or Total Tender Offer Consideration, as applicable.

The time and date at which the tender offer will expire remains 12:00 midnight, New York City time, on March 26, 2010, unless extended.  The Company currently expects the tender offer to be settled on March 29, 2010.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase dated March 1, 2010 and the related Letter of Transmittal.  The information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal, except to the extent that the terms of the tender offer described therein are amended by this press release.  Subject to applicable law, the Company may further amend, extend or, subject to certain conditions, terminate the tender offer.

Goldman, Sachs & Co. is the Dealer Manager for the tender offer.  Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group).  Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 387-1500 (for all others and toll-free).

About Education Management

Education Management (http://www.edmc.com/), with over 136,000 students as of October 2009, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 97 locations in 30 U.S. states and Canada.  We offer academic programs to our students through campus-based and online instruction, or through a combination of both.

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings.  Past results of Education Management are not necessarily indicative of its future results.  Education Management does not undertake any obligation to update any forward-looking statements.